Exhibit 4

JOINDER AGREEMENT
REGISTRATION RIGHTS AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by Inflection Point Fund I LP, a Delaware limited partnership (the “Purchaser”), in accordance with Section 5.2 of that certain Registration Rights Agreement, dated as of February 12, 2025 (the “RRA”) by and among Maywood Acquisition Corp., a Cayman Islands exempted company (the “Company”), Maywood Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and each of the other parties listed on the signature pages thereto as “Holders”. Capitalized terms used but not defined herein shall have the meanings given to such terms in the RRA.

Reference is made to that certain Securities Transfer Agreement, dated as of the date hereof (the “Transfer Agreement”), by and between the Sponsor and the Purchaser pursuant to which Purchaser is acquiring certain Founder Shares held by the Sponsor (the “Acquired Securities”).

The Purchaser and the Company each hereby acknowledges, agrees and confirms that, by the execution of this Joinder Agreement, the Purchaser shall be deemed to be a party to, and a “Holder” under, the RRA as of the date hereof and shall be entitled to all of the rights, benefits, privileges, terms, conditions and covenants of the RRA with respect to the Acquired Securities in the same manner as if the Purchaser was an original signatory to the RRA. The Purchaser hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions, and conditions, representations and warranties contained in the RRA.

September 9, 2025

COMPANY

MAYWOOD ACQUISITION CORP.

By:	/s/ Zikang Wu
Name:	Zikang Wu
Title:	Chief Executive Officer

PURCHASER

INFLECTION POINT FUND I LP
BY INFLECTION POINT GP I LLC,
AS GENERAL PARTNER

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Managing Member of General Partner